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                    August 16, 2022

       Steven Mitcham
       President
       Diligent Capital Holdings, Inc.
       302 Perimeter Center N
       Atlanta, Georgia, 30346

                                                        Re: Diligent Capital
Holdings, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 11, 2022
                                                            File No. 000-56439

       Dear Mr. Mitcham:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction